Exhibit 23
Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
•	(Form S-8 No. 333-86253) pertaining to the 1993 Stock Option Plan,
•	(Form S-8 No. 333-83778) pertaining to the Deferred Compensation Program,
•	(Form S-8 No. 333-88844) pertaining to the 2002 Omnibus Stock and Incentive Plan,
•	(Form S-8 No. 333-69645) pertaining to the Non-Employee Director’s Stock Option Plan,
•	(Form S-8 No. 333-88052) pertaining to the 2002 Employee Stock Purchase Plan,
•	(Form S-8 No. 333-152546) pertaining to the 2002 Omnibus Stock and Incentive Plan;
of our reports dated March 22, 2011, with respect to the consolidated financial statements of Chico’s FAS, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Chico’s FAS, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended January 29, 2011.
/s/ Ernst & Young LLP
Tampa, Florida
March 22, 2011